Exhibit 99.1

Infinera Appoints John P. Daane to its Board of Directors and
Announces the Retirement of Board Member Carl Redfield

Sunnyvale, California - January 19, 2016 - Infinera, provider of Intelligent Transport Networks, announced the appointment of John P. Daane to the board of directors of Infinera, effective January 14, 2016.

Mr. Daane brings to the position a deep understanding of high performance programmable networking components and the networking ecosystems, especially as they pertain to data center and cloud architectures. This background, coupled with a breadth of experience leading high technology companies renowned for their innovation and growth, will be instrumental as Infinera continues its own innovation and growth trajectory expanding into new markets and gaining market share.

Mr. Daane served as the president, chief executive officer and board member of Altera Corporation, a semiconductor company focused on programmable networking chips, from November 2000 through Altera's acquisition by Intel Corporation in December 2015. Mr. Daane also served as the chairman of the board of Altera from May 2003 to December 2015. Prior to joining Altera, Mr. Daane spent 15 years at LSI Logic Corporation, a semiconductor manufacturer, in a variety of positions starting as an engineering intern and ending as executive vice president of the Communications Products Divisions including the Networking, Wireless, Telecom, Computer and Consumer Divisions, and central engineering. Mr. Daane also served as a board member of the Semiconductor Industry Association from January 2003 through December 2015.

“We welcome John to our board,” said Kambiz Hooshmand, chairman of the board of Infinera. “Under John’s leadership, Altera expanded its market position, growing into a multi-billion dollar company. John’s perspectives and experience will be invaluable to Infinera as we embark on a similar journey of market share and revenue expansion. In addition, John’s deep understanding of the networking ecosystem will prove valuable as the importance of scalable optics and intelligent transport networking in cloud architectures continues to evolve.”

“The cloud and data center networking markets are a significant and growing opportunity,” said John P. Daane. “I am excited to join Infinera’s board and look forward to working with the team to expand the impact and importance of Intelligent Transport Networks.”

Infinera also announced the retirement of Carl Redfield from the board of directors of Infinera. Mr. Redfield has served as director since 2006 and will not stand for re-election at the upcoming 2016 Annual Meeting of Stockholders.

“For nearly a decade, Carl has guided Infinera’s growth and expansion,” said Tom Fallon, Infinera CEO. “Not only has Carl been a valued mentor, Carl’s leadership was instrumental to the company’s transition from a start-up to a leader in the optical transport market.”

Contacts:
Media: Anna Vue	Investors: Jeff Hustis
Tel. +1 (916) 595-8157	Tel. +1 (408) 213-7150
avue@infinera.com	jhustis@infinera.com

About Infinera
Infinera (NASDAQ: INFN) provides Intelligent Transport Networks, enabling carriers, cloud operators, governments and enterprises to scale network bandwidth, accelerate service innovation and simplify optical network operations. Infinera’s end-to-end packet-optical portfolio is designed for long-haul, subsea, data center interconnect and metro applications. Infinera’s unique large scale photonic integrated circuits enable innovative optical networking solutions for the most demanding networks. To learn more about Infinera visit www.infinera.com, follow us on Twitter @Infinera and read our latest blog posts at blog.infinera.com.
This press release contains forward-looking statements that involve risks and uncertainties, including Infinera’s expectations regarding Infinera’s ability to continue its own innovation and growth trajectory expanding into new markets and gaining market share. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual results may vary materially from these expectations as a result of various risks and uncertainties. Information about these risks and uncertainties, and other risks and uncertainties that affect Infinera’s business, are contained in the risk factors section and other sections identified in Infinera’s latest Quarterly Report on Form 10-Q for the quarter ended September 26, 2015 as filed with the SEC, as well as any subsequent reports filed with or furnished to the SEC. These reports are available on Infinera’s website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.

Infinera and the Infinera logo are trademarks of Infinera Corporation. All other trademarks used or mentioned herein belong to their respective owners.